Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FARMER BROS. CO.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation or organization)

95-0725980

(I.R.S. Employer Identification No.)

1912 Farmer Brothers Drive, Northlake, Texas 76262

(Address of Principal Executive Offices) (Zip Code)

FARMER BROS. CO. 2017 LONG-TERM INCENTIVE PLAN

(Full title of the plan)

Michael H. Keown

President and Chief Executive Officer

Farmer Bros. Co.

1912 Farmer Brothers Drive

Northlake, Texas 76262

(888) 998-2468

(Name, address and telephone number, including area code, of agent for service)

With a Copy to:

Thomas J. Mattei, Jr.

General Counsel

Farmer Bros. Co.

1912 Farmer Brothers Drive

Northlake, Texas 76262

(888) 998-2468

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)(4)
Common Stock, $1.00 par value per share	1,407,695	$29.74	$41,864,849.30	$3,686.94

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover an additional indeterminate number of shares of Common Stock which may be issuable under the Farmer Bros. Co. 2017 Long-Term Incentive Plan to reflect stock splits, stock dividends, mergers and other capital changes.
(2)	Based on the average of the high and low trading prices on the Nasdaq Global Market on Thursday, June 22, 2017, a date within five business days prior to the date of filing of this registration statement.
(3)	Because the exercise price of the equity awards issuable under the plan is not currently known, the registration fee is calculated pursuant to Rules 457(c) and 457(h).
(4)	Pursuant to Rule 457(p) under the Securities Act of 1933, the Registrant is offsetting the registration fee of $4,852.14 due under this Registration Statement against $1,165.20 of the registration fee from the Registration Statement on Form S-8 (Registration No. 333-207170) initially filed with the Securities and Exchange Commission on September 28, 2015 with respect to shares of common stock to be issued under Farmer Bros. Co.’s Amended and Restated 2007 Long-Term Incentive Plan.

PART I

INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participating employees of Farmer Bros. Co. (the “Registrant”) as specified by Rule 428(b)(1) of the Securities Act. These documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3: Incorporation of Documents by Reference.

The following documents, which have been previously filed by the Registrant with the Commission, are hereby incorporated by reference in this Registration Statement:

(1) The Registrant’s Annual Report on Form 10-K for the fiscal year ended June 30, 2016 filed with the Commission on September 14, 2016, the portions of Registrant’s definitive Proxy Statements on Schedule 14A filed with the Commission on October 27, 2016 incorporated by reference into such Annual Report and the Registrant’s definitive Proxy Statements on Schedule 14A filed with the Commission on May 16, 2017.

(2) The Registrant’s Quarterly Report on Form 10-Q for the period ended September 30, 2016, December 31, 2016 and March 31, 2017 filed with the Commission on November 9, 2016, February 9, 2017 and May 10, 2017, respectively.

(3) The Registrant’s Current Reports on Form 8-K filed with the Commission on July 21, 2016, September 12, 2016, September 14, 2016, September 21, 2016, September 22, 2016, September 29, 2016, October 7, 2016, October 17, 2016, November 7, 2016, December 8, 2016, December 14, 2016, December 16, 2016, February 6, 2017, February 7, 2017, February 17, 2017, February 21, 2017, February 23, 2017, March 13, 2017, April 24, 2017, May 9, 2017 and May 24, 2017, solely to the extent filed and not furnished.

(4) The description of the Registrant’s common stock contained in the Registration Statement on Form 8-A (File No. 000-01375) filed with the Commission on March 16, 2005, including any amendment or report filed for the purpose of updating such description.

In addition, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) on or after the date of this Registration Statement, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold at the time of such amendment, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in this Registration Statement or in a document incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any subsequently filed document that is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement.

Under no circumstances will any information furnished by the Registrant (including, but not limited to, information furnished under Item 2.02 and Item 7.01 and any exhibits relating to Item 2.02 or Item 7.01 furnished under Item 9.01 of Form 8-K and any certification required by 18 U.S.C. § 1350) be deemed incorporated by reference in this Registration Statement unless the Registrant expressly provides to the contrary.

Item 4: Description of Securities.

The Registrant’s common stock is registered pursuant to Section 12 of the Exchange Act, and, therefore, the description of securities is omitted.

Item 5: Interests of Named Experts and Counsel.

Not applicable.

Item 6: Indemnification of Directors and Officers.

The Company is incorporated under the laws of the State of Delaware. Reference is made to Section 102(b)(7) of the Delaware General Corporation Law, or DGCL, which enables a corporation in its certificate of incorporation to eliminate or limit the personal liability of a director for violations of the director’s fiduciary duty, except (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) pursuant to Section 174 of the DGCL, which provides for liability of directors for unlawful payments of dividends or unlawful stock purchases or redemptions or (4) for any transaction from which a director derived an improper personal benefit. Such limitation is included in the Company’s Certificate of Incorporation.

Reference is also made to Section 145 of the DGCL, which provides that a corporation may indemnify any person, including an officer or director, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of such corporation, by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such director, officer, employee or agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, for any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. A Delaware corporation may indemnify any officer or director in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys’ fees) that such officer or director actually and reasonably incurred in connection therewith.

Under the Company’s Certificate of Incorporation and Amended and Restated Bylaws, the Company’s directors and officers are entitled to indemnification to the fullest extent permitted by Delaware law. The Company also has entered into Indemnification Agreements with each of its directors and officers. The Indemnification Agreements do not exclude any other rights to indemnification or advancement of expenses to which the indemnitee may be entitled, including any rights arising under the Certificate of Incorporation or Amended and Restated Bylaws of the Company, or the DGCL.

The Company maintains insurance policies under which the directors and officers of the Company are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities which might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been directors or officers, which could include liabilities under the Securities Act or the Exchange Act.

Item 7: Exhibits.

Not applicable.

Item 8: Exhibits.

A list of exhibits is set forth on the Exhibit Index.

Item 9: Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (l)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Northlake, State of Texas on June 27, 2017.

FARMER BROS. CO.

By:	/s/ Michael H. Keown
Michael H. Keown
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael H. Keown and Thomas J. Mattei, Jr. and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney shall be governed by and construed with the laws of the State of Delaware and applicable federal securities laws.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Michael H. Keown	President, Chief Executive Officer and Director (Principal Executive Officer)	June 27, 2017
Michael H. Keown

/s/ David G. Robson	Treasurer and Chief Financial Officer (Principal Financial and Accounting Officer)	June 27, 2017
David G. Robson

/s/ Guenter W. Berger	Chairman Emeritus and Director	June 27, 2017
Guenter W. Berger

/s/ Hamideh Assadi	Director	June 27, 2017
Hamideh Assadi

/s/ Randy E. Clark	Chairman of the Board and Directors	June 27, 2017
Randy E. Clark

/s/ Jeanne Farmer Grossman	Director	June 27, 2017
Jeanne Farmer Grossman

/s/ Charles F. Marcy	Director	June 27, 2017
Charles F. Marcy

/s/ Christopher P. Mottern	Director	June 27, 2017
Christopher P. Mottern

EXHIBIT INDEX

Exhibit Number	Description

4.1	Certificate of Incorporation of Farmer Bros. Co. (filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on June 26, 2017 and incorporated herein by reference).

4.2	Certificate of Amendment to the Certificate of Incorporation of Farmer Bros. Co. (filed as Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the SEC on June 26, 2017 and incorporated herein by reference).

4.3	Amended and Restated Bylaws of Farmer Bros. Co. (filed as Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the SEC on April 25, 2011 and incorporated herein by reference).

4.4	Farmer Bros. Co. 2017 Long-Term Incentive Plan (incorporated by reference to Appendix A of the definitive Proxy Statement on Schedule 14A filed on May 16, 2017).

5.1	Opinion of Latham & Watkins LLP.

23.1	Consent of Deloitte & Touche LLP, independent registered public accounting firm (filed herewith).

23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

24.1	Powers of Attorney (included in signature page to Registration Statement).